Exhibit 10.4

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of January 31, 2025, by and between Douglas W. McCurdy (the “Executive”) and Reed’s, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. Subject to Section 5 of this Agreement, the Executive’s initial term of employment hereunder shall be from the period beginning on February 10, 2025 (the “Effective Date”) through February 10, 2026 (the “Original Term”). Thereafter, the Agreement may be extended, upon the same terms and conditions, for successive periods of one year, only by mutual written agreement of the parties. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Financial Officer of the Company, reporting to Chief Executive Officer. In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive’s position.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the board of directors of the Company (the “Board”).

3. Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located in Norwalk, Connecticut.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary of $323,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2 Annual Bonus.

(a) For each fiscal year of the Employment Term, the Executive shall be eligible to receive a discretionary annual performance based bonus with a target of 30% of the Base Salary (the “Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Compensation Committee of the Board (the “Compensation Committee”).

(b) The Annual Bonus, if any, will be paid within two and a half (2 1/2) months after the end of the applicable fiscal year.

(c) Except as otherwise provided in Section 5, in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the date that Annual Bonuses are paid.

4.3 Equity Awards. During the Employment Term, the Executive shall be eligible to participate in an equity plan that may be established by the Company, subject to its terms, as determined by the Board or the Compensation Committee, in its discretion.

4.4 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

4.5 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6 Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to 4 weeks of paid time off per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law. Accrued unused paid time off will be forfeited annually in accordance with Company policy, unless otherwise required by applicable law.

4.7 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.8 Indemnification. The Company shall indemnify and hold the Executive harmless to the fullest extent applicable to any other officer or director of the Company for acts and omissions in the Executive’s capacity as an officer, director, or employee of the Company.

4.9 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement or any Company policy currently in effect or later adopted. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

5. Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Expiration of the Term, For Cause, or Without Good Reason.

(a) The Executive’s employment hereunder may be terminated upon either party’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause or by the Executive without Good Reason and the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused paid time off (if any) which shall be paid on the date immediately following the date of the Executive’s termination in accordance with the Company’s customary payroll procedures;

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the date of the Executive’s termination; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts.”

Executive’s employment will continue, at-will, on a month-to-month basis, if this Agreement is neither terminated nor mutually extended by a mutual written agreement of the parties upon expiration of the Original Term or any renewal term, as the case may be.

(b) For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s failure to perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s failure to comply with any valid and legal directive of the Chief Executive Officer or the Board;

(iii) the Executive’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) the Executive’s violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vii) the Executive’s material breach of any obligation under this Agreement or any other written agreement between the Executive and the Company;

(viii) the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute; or

(ix) “Bad actor” disqualification under the Securities Act of 1933, as amended.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to the Executive and the Executive is given an opportunity to be heard before the Board), finding that the Executive has engaged in the conduct described in any of (i)-(ix) above. Except for conduct which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s prior written consent:

(i) a reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii) a relocation of the Executive’s principal place of employment by more than 50 miles; or

(iii) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company.

To terminate the Executive’s employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company must have at least 10 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate the Executive’s employment for Good Reason within 30 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the Executive’s right to terminate for Good Reason with respect to such grounds.

5.2 Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6 of this Agreement and the agreements referenced therein and the Executive’s execution, within 21 days following receipt, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) (such 21-day period, the “Release Execution Period”), and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following:

(a) equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to the product of (1) $26,917 and (ii) the number of months remaining in the Original Term (prorated for partial months), which shall begin within 15 days following the date of the Executive’s termination; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year; provided further that, the first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the date of the Executive’s termination and ending on the first payment date if no delay had been imposed;

(b) If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive on the fifth day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the end of the Original Term; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(b) would violate the nondiscrimination rules applicable to non-grandfathered, insured group health plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 5.2(b) in a manner as is necessary to comply with the ACA.

(c) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable plan and the applicable award agreements.

5.3 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following: the Accrued Amounts.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred eighty

(180) days out of any three hundred sixty-five (365) day period or one hundred twenty

(120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 16. The Notice of Termination shall specify:

(a) the termination provision of this Agreement relied upon;

(b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) the applicable date of termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered if the Company terminates the Executive’s employment without Cause, or no less than 30 days following the date on which the Notice of Termination is delivered if the Executive terminates the Executive’s employment with or without Good Reason; provided that, the Company shall have the option to provide the Executive with a lump sum payment in lieu of such notice.

5.5 Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6. Confidential Information and Restrictive Covenants. As a condition of the Executive’s employment with the Company, the Executive shall enter into and abide by the Company’s Employee Confidentiality and Proprietary Rights Agreement.

7. Arbitration. Any dispute, controversy, or claim arising out of or related to the Executive’s employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS and shall be conducted in Fairfield County, Connecticut consistent with the rules of JAMS in effect at the time the arbitration is commenced. The parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against each other in court, arbitration, or any other proceeding. Any arbitral award determination shall be final and binding upon the parties.

8. Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Connecticut without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Connecticut, county of Fairfield County. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

9. Entire Agreement. Unless specifically provided herein, this Agreement, together with the Employee Confidentiality and Proprietary Rights Agreement, contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

10. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by Chief Executive Officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

11. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

12. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14. Section 409A.

14.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

14.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive’s termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

14.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

15. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

16. Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Reed’s, Inc.

501 Merritt 7 Corporate Park

Norwalk, CT 06851 Chief Executive Officer If to the Executive:

21 Willowmere Avenue

Riverside, Connecticut 06878

17. Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

18. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

19. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

20. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

REED’S, INC.

Name:	Norman E. Snyder, Jr.
Title:	Chief Executive Officer

EXECUTIVE

Print Name:	Douglas W. McCurdy

Confidentiality and Proprietary Rights

This Employee Confidentiality and Proprietary Rights Agreement (“Agreement”) is entered into by and between Reed’s, Inc., a Delaware corporation, (the “Employer”) on behalf of itself, its subsidiaries, and other corporate affiliates (collectively referred to herein as the “Employer Group”), and Douglas W. McCurdy (the “Employee”) (the Employer and the Employee are collectively referred to herein as the “Parties”) as of January 31, 2025 (the “Effective Date”). The Employer Group’s businesses and existing and prospective customers, suppliers, investors, distributors and vendors and other associated third parties are referred to herein as “Associated Thrid Parties.”)

In consideration of the Employee’s employment by the Employer, which the Employee acknowledges to be good and valuable consideration for the Employee’s obligations hereunder, the Employer and the Employee hereby agree as follows:

1. Confidentiality and Security.

(a) Confidential Information. The Employee understands and acknowledges that during the course of employment by the Employer, the Employee will have access to and learn about confidential, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to the Employer Group and its businesses and Associated Third Parties (“Confidential Information”). The Employee further understands and acknowledges that this Confidential Information and the Employer’s ability to reserve it for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Employee will cause irreparable harm to the Employer Group, for which remedies at law will not be adequate and may also cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Employer Group or its businesses or any Associated Third Party, or of any other person or entity that has entrusted information to the Employer in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information developed by the Employee in the course of the Employee’s employment by the Employer shall be subject to the terms and conditions of this Agreement as if the Employer furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf.

(b) Disclosure and Use Restrictions.

(i) The Employee covenants:

(A) to treat all Confidential Information as strictly confidential;

(B) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer Group) not having a need to know and authority to know and to use the Confidential Information in connection with the business of the Employer Group and, in any event, not to anyone outside of the direct employ of the Employer Group, except with the prior consent of an authorized officer acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such consent) and only after execution of a confidentiality agreement by the third party with whom Confidential Information will be shared; and

(C) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer Group, except with the prior consent of an authorized officer acting on behalf of the Employer Group in each instance (and then, such access or use shall only be within the limits and to the extent of such consent). The Employee understands and acknowledges that the Employee’s obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue during and after the Employee’s employment by the Employer until the Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or a breach by those acting in concert with the Employee or on the Employee’s behalf.

2

(ii) Permitted disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer Group.

(iii) Nothing in this Agreement prohibits or restricts the Employee (or Employee’s attorney) from filing a charge or complaint with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other securities regulatory agency or authority. The Employee further understands that this Agreement does not limit the Employee’s ability to communicate with any securities regulatory agency or authority or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or authority in connection with reporting a possible securities law violation without notice to the Employer. This Agreement does not limit the Employee’s right to receive an award for information provided to the SEC staff.

(iv) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(A) This Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(B) If the Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Employer’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(c) Duration of Confidentiality Obligations. The Employee understands and acknowledges that the Employee’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information (whether before or after the Employee begins employment by the Employer) and shall continue during and after the Employee’s employment by the Employer until such time as such Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or breach by those acting in concert with the Employee or on the Employee’s behalf.

3

2. Proprietary Rights.

(a) Work Product. The Employee acknowledges and agrees that, subject to 2(c), all writings, works of authorship, technology, inventions, discoveries, ideas, and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Employee individually or jointly with others during the period of the Employee’s employment by the Employer and relating in any way to the business or contemplated business, research, or development of the Employer (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Employer.

For purposes of this Agreement, Work Product includes, but is not limited to, Employer Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know- how, computer programs, computer applications, software design, web design, work in progress, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

(b) Work Made for Hire; Assignment. The Employee acknowledges that, by reason of being employed by the Employer at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Employer. To the extent that the foregoing does not apply, the Employee hereby irrevocably assigns to the Employer, for no additional consideration, the Employee’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Employer’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Employer would have had in the absence of this Agreement.

4

(c) Further Assurances; Power of Attorney. During and after the Employee’s employment, the Employee agrees to reasonably cooperate with the Employer at the Employer’s expense to (i) apply for, obtain, perfect, and transfer to the Employer the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect, and enforce the same, including, without limitation, executing and delivering to the Employer any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Employer. The Employee hereby irrevocably grants the Employer power of attorney to execute and deliver any such documents on the Employee’s behalf in the Employee’s name and to do all other lawfully permitted acts to transfer the Work Product to the Employer and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Employee does not promptly cooperate with the Employer’s request (without limiting the rights the Employer shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be impacted by the Employee’s subsequent incapacity.

(d) Moral Rights. To the extent any copyrights are assigned under this Agreement, the Employee hereby irrevocably waives, to the extent permitted by applicable law, any and all claims the Employee may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.

(e) No License. The Employee understands that this Agreement does not, and shall not be construed to, grant the Employee any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Employee by the Employer.

3. Security.

(a) Security and Access. The Employee agrees and covenants (i) to comply with all Employer Group security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Employer Group intranet, the internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords, and any and all other Employer Group facilities, IT resources, and communication technologies (“Facilities Information Technology and Access Resources”); (ii) not to access or use any Facilities and Information Technology Resources except as authorized by the Employer; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Employee’s employment by the Employer, whether termination is voluntary or involuntary. The Employee agrees to notify the Employer promptly in the event the Employee learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Access Resources or other Employer Group property or materials by others.

5

(b) Exit Obligations. Upon (i) voluntary or involuntary termination of the Employee’s employment or (ii) the Employer’s request at any time during the Employee’s employment, the Employee shall (A) provide or return to the Employer any and all Employer Group property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, tapes, disks, thumb drives, other removable information storage devices, hard drives, negatives data, and all Employer Group documents and materials belonging to the Employer and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Employee, whether they were provided to the Employee by the Employer Group or any of its business associates or created by the Employee in connection with the Employee’s employment by the Employer; and (B) delete or destroy all copies of any such documents and materials not returned to the Employer that remain in the Employee’s possession or control, including those stored on any non-Employer Group devices, networks, storage locations, and media in the Employee’s possession or control.

4. Non-Disparagement. The Employee agrees and covenants that the Employee will not make, publish, or communicate defamatory or disparaging remarks, comments, or statements concerning any of the Employer Group’s products or services. The Employee agrees and covenants that the Employee will not at any time make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its employees, officers, and Associated Third Parties. Nothing in this Agreement shall affect any right the Employee may have to exercise protected rights to the extent that such rights cannot be waived by agreement, or otherwise disclose information as permitted by law. The Employee is permitted to discuss the terms and conditions of employment with coworkers, the media, or others for mutual aid or protection.

This Section does not restrict or impede the Employee from exercising any rights to communicate with securities regulators to report suspected unlawful conduct. This Section also does not prevent the Employee from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer Group within 20 days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Employer to contest the order or seek confidentiality protections, as determined in the Employer’s sole discretion.

5. Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Employer Group, or attempt to do so, during a term of two- years, to run consecutively, beginning on the last day of the Executive’s employment with the Company.

6. Non-Solicitation of Associated Third Parties. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Employer Group, the Executive will have access to and learn about much or all of the Employer Group’s information relating to Associated Third Parties. “Associated Party Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decisionmakers, pricing information, and other information identifying facts and circumstances specific to the third party and relevant to sales. The Executive understands and acknowledges that loss of any of thee third party relationships and/or goodwill will cause significant and irreparable harm.The Executive agrees and covenants, during two years, to run consecutively, beginning on the last day of the Executive’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, instant message, or social media), attempt to contact, or meet with the Company’s Associated Third Parties for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

6

7. Acknowledgment. The Employee acknowledges and agrees that the services to be rendered by the Employee to the Employer are of a special and unique character; that the Employee will obtain knowledge and skill relevant to the Employer’s industry, methods of doing business, and marketing strategies by virtue of the Employee’s employment; and that the terms and conditions of this Agreement are reasonable under these circumstances. The Employee further acknowledges that the amount of the Employee’s compensation reflects, in part, the Employee’s obligations and the Employer’s rights under this Agreement; that the Employee has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; that the Employee will not be subject to undue hardship by reason of the Employee’s full compliance with the terms and conditions of this Agreement or the Employer’s enforcement thereof; and that this Agreement is not a contract of employment and shall not be construed as a commitment by either of the Parties to continue an employment relationship for any certain period of time. Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the at-will status of the employment relationship between the Employer and the Employee, pursuant to which either the Employer or the Employee may terminate the employment relationship at any time, with or without cause, with or without notice.

8. Remedies. The Employee acknowledges that the Employer’s Confidential Information and the Employer’s ability to reserve it for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Employee will cause irreparable harm to the Employer Group, for which remedies at law will not be adequate. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief. The Employee further acknowledges that each member of the Employer Group is an intended third-party beneficiary of this Agreement.

9. Successors and Assigns.

(a) Assignment by the Employer. The Employer may assign this Agreement to any subsidiary or corporate affiliate in the Employer Group or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer Group and permitted successors and assigns.

7

(b) No Assignment by the Employee. The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

10. Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS and shall be conducted consistent with the rules, regulations, and requirements thereof. Any arbitral award determination shall be final and binding upon the Parties.

11. Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of Connecticut without regard to conflicts-of-law principles.

12. Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Employer pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter; provided, however, that Executive Employment Agreement shall remain in full force and effect.

In the event of any inconsistency between the provisions of this Agreement and Executive Employment Agreement, this Agreement shall control.

13. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by the Chief Executive Officer. No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

14. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, by adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

8

15. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

[SIGNATURE PAGE FOLLOWS]

9

IN WITNESS WHEREOF, the Parties have executed this Employee Confidentiality and Proprietary Rights Agreement as of the Effective Date above.

REED’S, INC.

By:
Name:	Norman E. Snyder, Jr.
Title:	Chief Executive Officer

EMPLOYEE

Signature:

Print Name:	Douglas W. McCurdy

10